Exhibit 99.1
Gossamer Bio, Inc. Announces Determination of Conversion Rate for 7.50% Convertible Senior Secured First Lien Notes due 2030 and Exercise Price for Purchase Warrants

San Diego, California. (July 1, 2026) – Gossamer Bio, Inc. (NASDAQ: GOSS) (the “Company” or “Gossamer”), a biopharmaceutical company focused on the development and commercialization of seralutinib for the treatment of pulmonary arterial hypertension (PAH) and pulmonary hypertension associated with interstitial lung disease (PH-ILD), today announced that the initial conversion rate for its 7.50% Convertible Senior Secured First Lien Notes due 2030 (the “2030 Convertible Notes”) will be 5,347.5936 shares of the Company’s common stock per $1,000 principal amount of the 2030 Convertible Notes, which represents a conversion price of approximately $0.19 per share of common stock, and the initial exercise price of its warrants to purchase shares of common stock (the “Purchase Warrants”) will be $0.34 per whole share of its common stock.
The “Reference Price,” which was calculated over a seven trading-day period beginning on June 22, 2026 in accordance with the terms of the 2030 Convertible Notes and Purchase Warrants, was determined to be $0.17. The initial conversion rate applicable to the 2030 Convertible Notes was calculated as the lesser of (i) 5,347.5936 and (ii) 1,000 divided by 110% of the Reference Price. The initial exercise price applicable to the Purchase Warrants was calculated as the greater of (i) $0.34 and (ii) 125% of the Reference Price.
This press release is for informational purposes only and does not constitute an offer to sell, or the solicitation of an offer to buy, any securities referred to in this press release.
About Gossamer Bio

Gossamer Bio is a biopharmaceutical company focused on the development of treatments for pulmonary hypertension. Its goal is to be an industry leader in, and to enhance the lives of patients living with, pulmonary hypertension.
For Investors and Media:

Bryan Giraudo, Chief Financial Officer & Chief Operating Officer
Gossamer Bio Investor Relations
ir@gossamerbio.com